Exhibit 10.31

2006 Executive Financial Performance Incentive Plan

This plan document outlines the 2006 InfoSpace Executive Financial Performance Incentive Plan (“the Plan”). Each participant will also receive a personal confirmation letter.

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan is effective on January 1, 2006. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY

The eligible positions for 2006 will be:

•	Executive Vice President, Technology & Operations

•	President, Mobile and Online Media

•	Chief Administrative Officer

•	Chief Financial Officer

•	Senior Vice President, Corporate Development

If the executive leadership team changes composition, any additions will be recommended by the CEO and approved by the Compensation Committee.

PERFORMANCE PERIODS

The Chief Financial Officer and Chief Administrative Officer will be paid annually. The remaining executives will be paid semi-annually.

BONUS TARGETS

The participant’s annual bonus target will be 75% of annual base salary. The bonus target will be determined at the Compensation Committee’s discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant’s employment agreement.

PLAN DESIGN

The Plan will have the following financial bonus components with the associated weightings, measurement periods, payment scales, and bonus achievement percentages:

Bonus Component	Weighting	Measurement Period	Bonus Payment Scale	Bonus Achievement Percentage
Revenue	50%	Quarterly	Financial Performance	0% - 150%
EBITDA	50%	Quarterly	Financial Performance	0% - 150%

Revenue and EBITDA Financial Performance Bonuses

Revenue and EBITDA targets will be established and measured on a consolidated, worldwide basis. The bonus plan financial targets will match the 2006 operating plan targets approved by the Board of Directors in December 2005.

2006 Executive Financial Performance Incentive Plan

The bonus payment scale below will be used to calculate the revenue and EBITDA bonuses on a quarterly basis.

Financial Performance Bonus Payment Scale

Performance Level	Revenue or EBITDA Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	50%
	95% - 99%	80%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	> 145%	150%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

•	Performance Thresholds. There will be no payout for the revenue or EBITDA component if the financial target is not at least 90% achieved. However, if the threshold for one financial target is not achieved, a bonus may still be earned on the other financial component, provided performance for that measure exceeds the 90% threshold.

•	Acceleration. For each whole percentage point of performance that exceeds 115% of target, the bonus achievement percentage will be 5% above the performance percentage, up to a maximum of 150%.

Financial bonus amounts will be calculated and accrued on a quarterly basis, but final bonus payment amounts will be determined on a semi-annual basis. Actual bonus payments will be made in accordance with the performance periods on page one.

Individual Performance: MBO Achievement

Executives must achieve individual performance objectives (MBOs) to receive full bonus payments. Each executive will have 3-5 MBOs tied to bonus eligibility within each six-month performance period. The Compensation Committee will review and approve the MBOs for each executive at the beginning of the performance period.

•	If an executive does not achieve at least 50% of his or her written MBOs, he or she will not earn a bonus payment for the period.

•	If an executive achieves more than 50%, but less than 100% of the written MBOs, the CEO will reduce the financial bonus payout accordingly. The CEO will reduce the bonus by 5-50% to reflect his assessment of the individual’s performance shortfall.

Bonus Calculation Example

An example is illustrated below for a Plan participant who has a semi-annual performance period, a 75% bonus target, and an annualized base salary of $225,000.

Quarter	Performance Achievement vs. Target		Bonus Achievement Percentage		Final Bonus Achievement Percentage “A”	Base Salary/4 “B”	Bonus Target “C”	Calculated, Accrued Bonus A x B x C
	Revenue	EBITDA	Revenue	EBITDA
Q1	95%	107%	80%	107%	93.5%	$56,250	75%	$39,445
Q2	103%	116%	103%	121%	112.0%	$56,250	75%	$47,250
Total Q1 + Q2								$86,695

The semi-annual bonus payments would then be calculated as follows on the next page, depending upon MBO bonus achievement.

2006 Executive Financial Performance Incentive Plan

MBO Bonus Achievement	Q1 + Q2 Financial Bonus	Semiannual Bonus Payment
100%	$86,695	$86,695
80%	$86,695	$69,356
75%	$86,695	$65,021
60%	$86,695	$52,017
50%	$86,695	$43,348
< 50%	$86,695	$0

Semiannual bonus payments will be made in August 2006 and February 2007. For participants with annual performance periods, similar calculations will be made for each of the two semi-annual periods. For the annual participants, the two semi-annual bonus payments will be added together and paid out in February 2007.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, participants must be employed for the entire performance period.

If an executive resigns on good terms, exercises termination for good reason, or takes an approved leave of absence during the performance period, the CEO has the discretion to recommend to the Compensation Committee to pay a partial bonus if the executive worked a significant portion of a performance period and achieved the majority of the MBO’s, subject to the terms of any written employment agreement.

For executives who join the company after the beginning of a performance period but before the last 60 days of it, he or she may be eligible for pro-rated participation at the sole discretion of the CEO.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.